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                                 AMENDMENT NO. 5
      to the Variable Annuity Reinsurance Agreement Effective July 1, 1995

                                     between

                   CONNECTICUT GENERAL LIFE INSURANCE COMPANY
                (hereinafter referred to as Connecticut General)

                                       and

            THE MANUFACTURERS LIFE INSURANCE COMPANY OF NORTH AMERICA
                        (hereinafter referred to as MNA)



It is agreed by the two companies to amend the Agreement effective July 1, 1998 as follows:


1. ARTICLE V entitled REINSURANCE PREMIUMS shall be amended as follows:

      8. Efective for new business written on and after July 1, 1998, the reinsurance premiums shall be calculated as a fund/exposure based charge with the actual death benefit exposure for annuitants calculated. A table of quarterly reinsurance rates as identified in Schedule D shall be applied to the exposure to determine the reinsurance premium. The actual quarterly premium is then subject to a minimum or maximum determined as basis points (bps) of Contract Value. Fund based charges, expressed as an annual rate are shown below:

                  Attained Ages               Minimum           Maximum
                  -------------               -------           -------
                     0-69                     3.0 bps           8.0 bps
                       70+                    8.0 bps          20.0 bps

               A. Effective for new contracts sold on and after July
                  1, 1998, should Premium for reinsurance exceed five million dollars ($5,000,000) in any contract year, Connecticut General reserves the right to modify the reinsurance rates set forth herein. Notwithstanding any other provisions, any change in reinsurance rates shall be effective on the same date that MNA's Premium exceeds the limits defined herein.

2. Paragraph A of ARTICLE XVIII entitled EFFECTIVE DATE, TERM AND TERMINATION shall be amended as follows:

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The Manufacturers Life Insurance
 Company of North America
Ven 3 Treaty Effective July 1, 1995
Amendment No. 5 Effective July 1, 1998
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      A. The effective date of this Agreement is July 1, 1995. This
         Agreement is hereby extended for a three year period and shall remain effective for all annuity contracts subject to this Agreement written by MNA through June 30, 2001, unless terminated pursuant to the paragraphs listed below:


All other terms and conditions of Articles V and XVIII and this Agreement, as amended, shall remain unchanged and in full force and effect.

In witness whereof, this Amendment is signed in duplicate on the dates indicated at the home office of each company.


CONNECTICUT GENERAL LIFE            THE MANUFACTURERS LIFE INSURANCE
INSURANCE COMPANY                   COMPANY OF NORTH AMERICA

By: _____________________________     By: ________________________________

Date: ____________________________    Date:  ______________________________





--------------------------------------------------------------------------------
The Manufacturers Life Insurance
 Company of North America
Ven 3 Treaty Effective July 1, 1995
Amendment No. 5 Effective July 1, 1998